EXHIBIT 99.1

Company Contact:

Alireza Saifi

Vice President, Finance

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, CA 92121

+1 858.625.2100

Axesstel Announces Record Net Revenues

of $26.1 Million for Q3 2004,

Beating Revenue Guidance of $15-20 Million

SAN DIEGO, November 3, 2004 – Axesstel, Inc. (AMEX:AFT, the “Company”) a designer, developer and marketer of CDMA-based fixed wireless voice and data products for the worldwide telecommunications market, announced record results for the third quarter of 2004. Net revenues for the third quarter of 2004 were $26.1 million, compared to $1.0 million for the third quarter of 2003, and an increase of 231% from $7.9 million in the second quarter of 2004. The increase in net revenues reflects the Company’s shift in business strategy since early 2004.

The Company reported an operating loss for the third quarter of 2004 of $2.0 million. This figure includes a $1.7 million one-time charge related to the recently announced settlement of litigation with Axess Telecom (“ATC”), a Korean based company with no relation to Axesstel, Inc. The Company’s operating loss for the same period a year ago was $1.5 million.

November 3, 2004                                         Axesstel Announces Record Revenues

Recent Event Highlights:

•	Reported record net revenues of $26.1 million

•	Increased product order volume from Tata Teleservices and received new product orders from a Venezuelan telecommunications operator

•	Introduced 1xEV-DO broadband modems at CDMA Americas Congress conference

•	$3 million investment from funds managed by ComVentures

•	Litigation settlement with Axess Telecom

•	Appointed Eric Schultz and Harry L. Casari as independent members of the Board of Directors

“I’m delighted to report on a successful quarter for Axesstel,” said Mike Kwon, Chairman and CEO of Axesstel. “Our focus for 2004 has been to aggressively capture market share and introduce desktop phones and data products to our markets. We have also focused on driving down our manufacturing costs. We believe that our growth in net revenues in the third quarter of 2004 are an important first step in validating our business strategy and forming the basis of our outlook for Q4 2004.”

Financial Highlights

For the third quarter of 2004, the Company posted net revenues of $26.1 million, compared to net revenues of $1.0 million for the third quarter of 2003.

For the nine months ended September 30, 2004, the Company reported net revenues of $34.4 million, compared to $9.5 million for the nine months ended September 30, 2003. Comparable fixed wireless product revenues for the nine months ended September 30, 2003, totaled $2.2 million.

November 3, 2004                                         Axesstel Announces Record Revenues

For the third quarter of 2004, the Company reported Cost of Goods Sold (COGS) of $22.8 million, compared to COGS of approximately $245,000 for the third quarter of 2003. For the third quarter of 2004, gross profit margin was 12.6% compared to 76.5% for the same period a year ago and 12.4% for the second quarter of 2004. The reduction in gross profit margin from the third quarter of 2003 is primarily a result of the Company’s discontinuation of providing contract engineering services that historically enjoyed higher profit margins.

For the nine months ended September 30, 2004, the Company’s COGS were $30.0 million, compared to $4.5 million for the nine months ended September 30, 2003.

The Company’s operating expenses for the third quarter of 2004 were $5.3 million, compared to $2.3 million for the third quarter of 2003. The third quarter operating expenses include a one-time charged of $1.7 million to settle litigation, approximately $300,000 for sales commissions, approximately $300,000 for legal & professional fees related to the Company’s recent financial restatement, and approximately $200,000 for other non-headcount related expenses.

In connection with settlement of litigation with ATC, the Company recorded a one-time charge of $1.7 million in the third quarter of 2004. Under the settlement agreement, ATC agreed to dismiss its lawsuit against the Company’s California subsidiary and the Company agreed not to enforce a court order prohibiting ATC from using certain trade names related to a trademark owned by its Korean subsidiary within six months of the date of the settlement agreement.

For the third quarter of 2004, operating loss was $2.0 million, compared to operating loss of $1.5 million for the third quarter of 2003. Operating loss for the 2004 period included the $1.7 million charge associated with the litigation settlement.

November 3, 2004                                         Axesstel Announces Record Revenues

For the third quarter of 2004, the Company reported a net loss of $2.4 million, or $(0.26) per share, versus a net loss of $1.0 million, or $(0.15) per share, for the third quarter of 2004. $1.7 million of the net loss for the 2004 period reflects the litigation settlement.

At September 30, 2004, the Company had cash of $2.4 million, compared to cash of $0.4 million at December 31, 2003 and $1.5 million at June 30, 2004. Accounts receivable increased to $21.0 million at September 30, 2004 from $1.4 million at December 31, 2003 and $3.9 million at June 30, 2004. Substantially all of the Company’s accounts receivable are covered by letters of credit. The increase in accounts receivable reflected both the substantial increase in net revenues for the third quarter, and a temporary delay in processing payments under letters of credit. The Company has now collected the majority of the accounts receivable outstanding at September 30, 2004 and expects to collect the remainder of these receivables in November 2004. The Company expects presentation and payment under letters of credit to improve in its fourth quarter of 2004.

Conference Call

Axesstel will host a conference call to discuss its third quarter of 2004 results at 10:30 a.m. PST (1:30 p.m. EST) today, Wednesday, November 3, 2004.

Participating in the call will be Axesstel Chairman and CEO Mike Kwon, President, COO, and interim CFO David Morash, and Alireza Saifi, VP of Finance.

To listen to the conference call, please dial the following number five to ten minutes prior to the scheduled time: 1-800-895-1715. International callers should dial 00-1-785-424-1059. There is no pass code required for this call.

November 3, 2004                                         Axesstel Announces Record Revenues

If you are unable to participate in the call at this time, a replay will be available on Wednesday, November 3 at 2:00 p.m. PST, through Friday, November 12 at 9:00 p.m. PST. To access the replay, please dial 1-800-934-8425. International callers should dial 00-1-402-220-6995. There is no pass code required for this call.

About Axesstel, Inc.

The Company designs, develops and markets fixed wireless voice and data products for the worldwide telecommunications market. The Company’s products are based on the Code Division Multiple Access, or CDMA, technology, and include CDMA2000 and emerging third generation, or 3G, broadband data technologies, which are newer versions of the CDMA standard. The Company’s product line includes fixed wireless desktop phone terminals, payphone terminals, voice/data terminals and broadband modems used for high-speed data services. Axesstel is headquartered in San Diego, California, with a research and development center in Seoul, South Korea.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to earnings, net revenues, product sales, customer shipment levels and payments under letters of credit which may affect future results and the future viability of the Company. The Company wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include, but are not limited to, the possibility of delays in adoption of new technologies in developing markets, lack of continued acceptance or growth of CDMA technology in target markets, competition for contracts with its large telecommunication carrier customers, the risks of dependence on a limited number of those customers such as Tata Teleservices, the requirement for end users to accept its products and technologies, the Company’s dependence on sole source suppliers, including Qualcomm, Inc. for CDMA chips, the possibility of unforeseen manufacturing difficulties, the Company’s need to attract and retain skilled personnel, and other risk factors and information contained in the Company’s filings with the Securities and Exchange Commission.

(FINANCIAL PAGES TO FOLLOW)

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AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the nine months ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net revenues:
Product sales	$26,068,468	$600	$34,372,058	$2,248,875
Engineering development service	—	1,042,500	—	7,203,980

Total net revenues	26,068,468	1,043,100	34,372,058	9,452,855

Cost of goods sold
Product sales	22,784,570	—	30,027,571	2,784,825
Engineering development service	—	245,300	—	1,695,097

Total cost of goods sold	22,784,570	245,300	30,027,571	4,479,922

Gross Profit:
Product sales	3,283,898	600	4,344,487	(535,950)
Engineering development service	—	797,200	—	5,508,883

Total gross profit	3,283,898	797,800	4,344,487	4,972,933

Operating Expenses:
Research and development	1,005,575	1,027,229	2,835,237	1,787,017
Selling, general and administrative	2,535,951	1,286,897	5,959,363	3,599,827
Litigation settlement	1,740,000	—	1,740,000	—

Total operating expenses	5,281,526	2,314,126	10,534,600	5,386,844

Operating income (loss)	(1,997,628)	(1,516,326)	(6,190,113)	(413,911)
Other income (expense):
Interest and other income	1,009	—	8,012	226,736
Interest and other expense	(390,785)	(1,140)	(602,473)	(79,621)

Total other income (expense)	(389,776)	(1,140)	(594,461)	147,115

Income (loss) before benefit for income taxes	(2,387,404)	(1,517,466)	(6,784,574)	(266,796)
Provision (benefit) for income taxes	—	(501,000)	(1,758,868)	(88,000)

Net income (loss)	(2,387,404)	(1,016,466)	(5,025,706)	(178,796)
Other comprehensive income (loss)
Foreign currency translation adjustment	(2,773)	3,703	(7,804)	(42,618)

Comprehensive income (loss)	(2,390,177)	(1,012,763)	(5,033,510)	(221,414)

Earnings (loss) per share:
Basic	$(0.26)	$(0.15)	$(0.59)	$(0.03)

Diluted	$(0.26)	$(0.15)	$(0.59)	$(0.03)

Weighted average shares outstanding:
Basic	9,326,601	6,580,316	8,519,407	6,343,311

Diluted	9,326,601	6,580,316	8,519,407	6,343,311

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS

Current assets

	September 30, 2004	December 31, 2003
Cash and cash equivalents	$2,432,374	$376,336
Accounts receivable	21,043,418	1,408,888
Deferred offering expenses	609,858	—
Prepayments and other current assets	1,137,808	612,687

Total current assets	25,223,458	2,397,911

Property and equipment, net	1,659,377	1,463,266

Other assets
Deferred tax assets	3,273,868	1,515,000
License, net	1,984,834	2,229,544
Goodwill	385,564	385,564
Other assets, net	788,745	889,649

Total other assets	6,433,011	5,019,757

Total assets	$33,315,846	$8,880,934

LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30, 2004	December 31, 2003
Current liabilities
Accounts payable	$1,058,188	$1,479,466
Accounts payable to Qualcomm, Inc.	1,864,332	1,300,000
Accounts payable to Wistron NeWeb, a related party	18,030,433	—
Notes payable	2,134,376	200,000
Current obligations under capital leases	—	221,040
Customer advances	613,451	26,146
Fund raising advances	—	1,720,000
Accrued litigation settlement	1,740,000	—
Accrued expenses and other current liabilities	1,345,954	784,378

Total current liabilities	26,786,734	5,731,030

Long-term liabilities-Notes payable	3,511,632	—
Stockholders' equity-Stockholders' equity	3,017,480	3,149,904

Total liabilities and stockholders' equity	$33,315,846	$8,880,934